Filed under Rule 424(b)(3), Registration Statement No. 333-13160
Pricing Supplement No. 69 — Dated Monday, December 09 2002 (To: Prospectus Dated February 28, 2001 and Prospectus Supplement
Dated June 08, 2001)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8KW8	$1,687,000.00	100.000%	.400%	$1,680,252.00	3.300%	SEMI- ANNUAL	12/15/2004	06/15/2003	$16.77	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8KX6	$670,000.00	100.000%	.625%	$665,812.50	3.950%	SEMI- ANNUAL	12/15/2005	06/15/2003	$20.08	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8KY4	$3,565,000.00	100.000%	1.000%	$3,529,350.00	4.750%	QUARTERLY	12/15/2007	03/15/2003	$12.27	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8KZ1	$12,353,000.00	100.000%	1.500%	$12,167,705.00	6.250%	SEMI- ANNUAL	12/15/2012	06/15/2003	$31.77	YES

Redemption Information: Callable at 100.000% on 12/15/2004 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber
The DaimlerChrysler North America InterNotes will be subject to redemption at the option of DaimlerChrysler North America Holding Corporation, in whole on the interest payment date occurring 12/15/2004 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the DaimlerChrysler North America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

DaimlerChrysler North America Holding Corporation
1000 Chrysler Drive
Auburn Hills MI 48326-2766
$4,000,000,000.00
DaimlerChrysler North America InterNotes

Trade Date: Monday, December 09, 2002 @ 12:00 PM ET
Settle Date: Thursday, December 12, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0262 via BNY Clearing Services, LLC

§ If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

DaimlerChrysler AG’s amended annual reports on Form 20-F/A for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on June 28, 2002 and September 27, are incorporated herein by reference. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.

InterNotes® is the trade mark of INCAPITAL, LLC. All Rights Reserved.